Exhibit 10.2

August 1, 2025
Scott Lovett
Via email
Re: Employment Terms
Dear Scott:
On behalf of Fastly, Inc. (“Fastly” or the “Company”), we are pleased to offer you the position of President, Go to Market of the Company, effective as of August 6, 2025 under the terms set forth in this letter.
Location. You will principally work either remotely from your home or from Fastly’s office in San Francisco, CA, both locations of which will be considered your primary place of employment.
Duties and Reporting Relationship. As President, Go to Market, you will report to the Company’s Chief Executive Officer. You may be asked to perform other duties as our business needs dictate.
Base Salary. Your annual base salary will continue to be at the rate of $450,000.00 subject to applicable deductions and withholdings and paid on the Company’s normal payroll schedule. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.
Commission Program. In addition to your base pay, you will also be eligible to earn commissions under the applicable Global Sales Compensation Plan, as regularly updated and which will be provided to you (the “Sales Plan”). Whether you earn any commissions and the amount of any commission payments (if any) will be subject to the terms and conditions set forth in the Sales Plan. For example, if you are employed throughout the calendar year and you meet 100% of the targets, your annual overall commissions earnings would be $450,000.00 subject to any applicable deductions and subject to the terms of the Sales Plan. Annual commission target amounts are subject to proration based on time in role and any changes to target compensation.
Any commission payments will be paid subject to applicable payroll deductions and withholdings. Payment of commissions is subject to the terms of the Sales Plan and the Company’s policy and rules. The Company reserves the right to amend, change or cease the Sales Plan at any time.

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Standard Benefits and Paid Time Off. You will continue to be eligible to participate in all benefits which Fastly makes generally available to its regular full-time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time. Further details about Fastly’s benefit plans are available for your review in the benefit Summary Plan Documents.
Equity Compensation. Subject to the approval of the Company’s Board of Directors (the “Board”) or its designated Committee, you will be granted two separate equity awards. The first equity award will have an aggregate value of $1 million, determined in accordance with Company policy but using a minimum conversion value of $9 per share, that covers shares of the Company’s Class A common stock, 60% of which will be comprised of restricted stock units (“RSUs”), 25% of which will be comprised of performance stock units (“PSUs”) that vest based on the achievement of financial metrics (“Financial Metric PSUs”) and 15% of which will be comprised of PSUs that vest based on the achievement of total stockholder return relative to the Company’s peer group. The RSUs and PSUs will be subject to the same terms and conditions as the RSUs and PSUs granted to other executive officers of the Company as part of their 2025 annual focal grant and will be subject to the provisions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and related award agreements. In case of any conflict between the terms of this offer letter agreement and the Plan or any award agreement thereunder, the terms of the Plan and award agreement will control.
The second equity award will be comprised solely of Financial Metrics PSUs and have an aggregate value of $2.5 million, determined in accordance with Company policy but using a minimum conversion value of $9 per share (the “Retention PSU Award”). The Retention PSU Award will have the same terms and conditions as the PSUs vesting based on the achievement of financial metrics that were granted as part of the 2025 annual focal grant and be subject to the provisions of the Plan and related award agreement. In case of any conflict between the terms of this offer letter agreement and the Plan or any award agreement thereunder, the terms of the Plan and award agreement will control.
Severance Plan. You will be entitled to participate in the Company’s 2022 Change in Control and Severance Benefit Plan, a copy of which is publicly filed as an exhibit to the Company’s Annual report on Form 10-K for the year ended December 31, 2024 (the “Severance Plan”).
Expenses. During your employment as President, Go to Market, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices. You will be entitled to travel business class for all air travel.
Confidentiality, Arbitration and Policies. You will continue to be subject to the Employee Confidential Information and Inventions Assignment Agreement and the Arbitration Agreement that you previously entered into with the Company. In addition, you will continue to be required

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to abide by all applicable Fastly policies and procedures as may be in effect from time to time, including but not limited to its employment policies, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies.
At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. While the Company may change your position, reporting relationship, duties, compensation and work location from time to time at its discretion, the at-will nature of your employment may only be modified in a writing signed by you and an authorized member of the Board. Although not required, the Company requests that you provide at least two weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.
Miscellaneous. This letter, collectively with your Employee Confidential Information and Inventions Assignment Agreement and your Arbitration Agreement, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written. The terms of this offer letter agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company. The terms of this offer letter agreement are governed by the laws of the State of California without regard to conflicts of law principles. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. With respect to the enforcement of this offer letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this offer letter agreement, any ambiguity shall not be construed against either party as the drafter. This offer letter agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.
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We are very pleased that you will continue employment with Fastly in the role of President, Go to Market. Please sign and date this letter and return it to us by the close of business on August 1, 2025 if you wish to accept your promotion to President, Go to Market under the terms described above. If we do not receive the fully signed letter from you by that date, the Company’s offer in this letter will expire. If you accept our offer, your promotion will be effective on August 6, 2025.
Sincerely,
Fastly, Inc.

By: /s/ Charles Compton
Charles Compton
Chief Executive Officer

Understood and Accepted:             Date:

/s/ Scott Lovett             August 1, 2025

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